QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

BUILDING MATERIALS CORPORATION OF AMERICA

LIST OF SUBSIDIARIES

COMPANY	STATE OF INCORPORATION
BMCA Acquisition Inc.	Delaware
Elkcorp	Delaware
Elk Premium Building Products, Inc.	Delaware
Elk Corporation of Texas	Nevada
Elk Corporation of Alabama	Delaware
Elk Corporation of Arkansas	Arkansas
Elk Corporation of America	Nevada
Elk Slate Products, Inc.	Delaware
Elk Performance Nonwoven Fabrics, Inc.	Delaware
Elk Composite Building Products, Inc.	Delaware
Elk VersaShield Building Solutions, Inc.	Delaware
RGM Products, Inc.	California
Ridgemate Manufacturing Company, Inc.	California
Elk Technology Group, Inc.	Delaware
Chromium Corporation	Delaware
Lufkin Path Forward, Inc.	Texas
Elk Technologies, Inc.	Delaware
Midland Path Forward, Inc.	Nevada
Elk Group, Inc.	Nevada
NELPA, Inc.	Nevada
Elk Group, LP(1)	Texas
BMCA Gainesville LLC	Delaware
BMCA Quakertown Inc.	Delaware
BMCA Insulation Products Inc.	Delaware
Building Materials Investment Corporation	Delaware
Building Materials Manufacturing Corporation	Delaware
HBP Acquisition LLC	Delaware
BMCA Fresno LLC	Delaware
BMCA Fresno II LLC	Delaware
GAF Leatherback Corp.	Delaware
GAF Materials Corporation (Canada)	Delaware
GAF Premium Products Inc.	Delaware
Wind Gap Real Property Acquisition Corp.	Delaware
GAF Real Properties, Inc.	Delaware
GAFTECH Corporation	Delaware
LL Building Products Inc.	Delaware
Ductwork Manufacturing Corporation	Delaware
Pequannock Valley Claim Service Company, Inc.	Delaware
South Ponca Realty Corp.	Delaware

(1)
Elk Group, Inc. 1% General Partner and NELPA, Inc. 99% Limited Partner.

QuickLinks

  Exhibit 21
BUILDING MATERIALS CORPORATION OF AMERICA LIST OF SUBSIDIARIES